Exhibit 99.1

Ocean Power Technologies Announces Results for the
Fiscal First Quarter Ended July 31, 2015

PENNINGTON, N.J., September 8, 2015 (GLOBE NEWSWIRE) -- Ocean Power Technologies, Inc. (Nasdaq: OPTT) ("OPT" or "the Company") today announced financial results for its Fiscal 2016 first quarter ended July 31, 2015 ("fiscal 2016").

George H. Kirby, President and Chief Executive Officer of OPT, stated, "We believe that the Company is continuing to achieve progress on both the use of new designs and the move toward commercialization of its PowerBuoys. As announced earlier today, following the end of the first quarter, we deployed the APB350 (A1). We also established a Technical Advisory Panel (TAP), which will be instrumental in gathering technical and commercial feedback from industry participants and potential customers. Consistent with our strategic pivot, we also continue to make good progress on the development of the APB350 (A2), which we are targeting to be ready for deployment this fiscal year, as well as advancing the development of the PB10, which we are designing for applications requiring higher levels of power.

“Our prototype APB350 (A1) utilizes the PowerBuoy structure previously deployed in 2013 but with a newly designed Power Takeoff (PTO). Our APB350 (A2) is expected to feature an optimized geometry which we expect to result in improved operating efficiency as well as reduced fabrication, transportation and deployment costs. The A2 PowerBuoy is expected to undergo a critical design review later this month.”

Results for the First Fiscal Quarter Ended July 31, 2015

For the three months ended July 31, 2015, OPT reported revenue of $0.1 million, as compared to revenue of $1.5 million for the three months ended July 31, 2014. The decrease in revenues compared with the prior year was primarily related to the completion of our WavePort contract with European Union and decreased billable costs on our project with Mitsui Engineering & Shipbuilding ("MES"). The MES project is currently undergoing a stage-gate review as discussed more fully in the MD&A section of our quarterly report on Form 10-Q for the first fiscal 2016 quarter ended July 31, 2015.

The net loss for the three months ended July 31, 2015 was $4.1 million as compared to a net loss of $3.3 million for the three months ended July 31, 2014. The increase in net loss is primarily due to higher product development costs associated with the deployment of our legacy PB40 device and with the redesigned APB350. During the three months ended July 31, 2014, we recovered product development costs from prior periods under our cost-sharing contract with the European Union for our WavePort project in Spain. This increase in product development cost recovery was offset by a favorable change of $0.4 million in our gross loss over the prior year quarter. The prior year quarter included a gross loss due to a change in project costs related to the MES contract. In addition, selling, general and administrative expenses were $1.2 million lower in the first quarter of fiscal 2016 than in the prior year quarter, primarily due to reduced legal fees, decreased site development expenses and decreased patent costs due to shortening the estimated useful lives for recording amortization expense and third party consultant fees. These decreases were partially offset by increased employee related costs.

Balance Sheet and Available Cash

As of July 31, 2015, total cash, cash equivalents, and marketable securities were $14.2 million, down from $17.4 million on April 30, 2015. As of July 31, 2015 and April 30, 2015, restricted cash was $0.5 million. Net cash used in operating activities was $3.1 million during the quarter ended July 31, 2015, slightly down from $3.2 million for the quarter ended July 31, 2014.

Conclusion

Mr. Kirby concluded, " We continue to receive positive market feedback as we develop our PowerBuoys, which we believe will be cost-effective alternatives to incumbent solutions that generally use less reliable and more costly sources of power. We are continuing to discuss new opportunities for joint development and projects with potential partners as part of our commercialization efforts. We are encouraged by the opportunities in front of us, and we look forward to achieving further progress in the near future."

Conference Call Details

The Company will host a conference call and webcast to review financial and operating results. The call will be held on Tuesday, September 8, 2015, at 2:30 p.m. eastern time. Please call 1-800-688-0836 and enter pass code 87462600. Additionally, the call will be webcast live at the Company's website at www.oceanpowertechnologies.com. A telephonic replay will be available from 4:30 p.m. eastern time the day of the teleconference until September 14, 2015. To listen to the archived call, dial (1-888-286-8010 and enter pass code 52720351, or access the webcast replay via the Company website at www.oceanpowertechnologies.com, where a transcript will be posted once available.

We will also be presenting on Wednesday, September 9 at the 17th Annual Rodman and Renshaw Global Investment Conference at the St. Regis Hotel in New York City. Mr. George H. Kirby, President and Chief Executive Office of OPT, is scheduled to give a presentation at 2:10 p.m. eastern time. Additionally, the presentation will be webcast live at http://wsw.com/webcast/rrshq25/optt. A replay will be available from September 9, 2015, the day of the presentation, until September 8, 2016. To view the presentation access the webcast replay via http://wsw.com/webcast/rrshq25/optt.

About Ocean Power Technologies

Headquartered in Pennington, New Jersey, Ocean Power Technologies (Nasdaq:OPTT) is a pioneer in renewable wave-energy technology that converts ocean wave energy into electricity. OPT has developed and is seeking to commercialize its proprietary PowerBuoy® technology, which is based on a modular design and has undergone periodic ocean testing since 1997. OPT specializes in designing cost-effective, and environmentally sound ocean wave based power generation and management technology.

Forward-Looking Statements

This release may contain "forward-looking statements" that are within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are identified by certain words or phrases such as "may", "will", "aim", "will likely result", "believe", "expect", "will continue", "anticipate", "estimate", "intend", "plan", "contemplate", "seek to", "future", "objective", "goal", "project", "should", "will pursue" and similar expressions or variations of such expressions. These forward-looking statements reflect the Company's current expectations about its future plans and performance. These forward-looking statements rely on a number of assumptions and estimates which could be inaccurate and which are subject to risks and uncertainties. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the Company. Please refer to the Company's most recent Forms 10-Q and 10-K and subsequent filings with the SEC for a further discussion of these risks and uncertainties. The Company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

FINANCIAL TABLES FOLLOW

Additional information may be found in the Company’s Quarterly Report on Form 10-Q that has been filed with the U.S. Securities and Exchange Commission (“SEC”). The Form 10-Q may be accessed at www.sec.gov or at the Company’s website in the Investor Relations section.

CONTACT:

Company Contact:

Mark A. Featherstone,

Chief Financial Officer of OPT

Phone: 609-730-0400

Investor Contact:

Shawn Severson

The Blueshirt Group

Phone: (415)489-2198

Consolidated Balance Sheets as of

July 31, 2015 and April 30, 2015

	July 31, 2015	April 30, 2015
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$14,237,253	$17,335,734
Marketable securities	-	75,000
Restricted cash	436,227	438,561
Accounts receivable	123,881	103,470
Unbilled receivables	63,444	81,658
Other current assets	422,518	186,641
Total current assets	15,283,323	18,221,064
Property and equipment, net	244,587	263,898
Restricted cash	25,000	50,000
Other noncurrent assets	348,010	335,924
Total assets	$15,900,920	$18,870,886
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$321,675	$352,827
Accrued expenses	3,625,947	2,507,119
Current portion of long-term debt	100,000	100,000
Total current liabilities	4,047,622	2,959,946
Long-term debt	25,000	50,000
Deferred credits payable-noncurrent	600,000	600,000
Total liabilities	4,672,622	3,609,946

Ocean Power Technologies, Inc. Stockholders’ equity:
Preferred stock, $0.001 par value; authorized 5,000,000 shares, none issued or outstanding	—	—
Common stock, $0.001 par value; authorized 105,000,000 shares, issued 18,387,270 and 18,387,769 shares, respectively	18,387	18,388
Treasury stock, at cost; 39,333 and 38,658 shares, respectively	(132,371)	(132,016)
Additional paid-in capital	180,932,216	180,786,790
Accumulated deficit	(168,917,096)	(164,755,055)
Accumulated other comprehensive loss	(315,312)	(229,915)
Total Ocean Power Technologies, Inc. stockholders’ equity..	11,585,824	15,688,192
Noncontrolling interest in Ocean Power Technologies (Australasia) Pty Ltd	(357,526)	(427,252)
Total equity	11,228,298	15,260,940
Total liabilities and stockholders’ equity	$15,900,920	$18,870,886

Consolidated Statements of Operations

For the Three Months Ended July 31, 2015 and 2014

(Unaudited)

	Three Months Ended
	July 31,
	2015	2014
Revenues	$105,666	$1,540,528
Cost of revenues	105,666	1,967,164
Gross loss	-	(426,636)
Operating expenses:
Product development costs	2,482,788	(80,055)
Selling, general and administrative costs	1,906,945	3,122,972
Total operating expenses	4,389,733	3,042,917
Operating loss…	(4,389,733)	(3,469,553)
Interest income (expense), net	5,123	(58,620)
Other Income	251,007	185,000
Foreign exchange gain (loss	18,959	(5,658)
Net loss	(4,114,644)	(3,348,831)
Less: Net (profit) loss attributable to the noncontrolling interest in Ocean Power Technologies (Australasia) Pty Ltd.	(47,397)	66,079
Net loss attributable to Ocean Power Technologies, Inc	$(4,162,041)	$(3,282,752)
Basic and diluted net loss per share	$0.24	$(0.19)
Weighted average shares used to compute basic and diluted net loss per share	17,516,316	17,464,683

Consolidated Statements of Cash Flows

For the Three Months Ended July 31, 2015 and 2014

(Unaudited)

	Three Months Ended July 31,
	2015	2014

Cash flows from operating activities:
Net loss	$(4,114,644)	$(3,348,831)
Adjustments to reconcile net loss to net cash used in operating activities:
Foreign exchange (gain) loss	(18,959)	5,658
Depreciation and amortization	28,545	243,672
Compensation expense related to stock option grants and restricted stock	145,426	12,639
Changes in operating assets and liabilities:
Accounts receivable	(20,411)	308,731
Unbilled receivables	18,214	(454,222)
Other current assets	(236,828)	(378,606)
Other noncurrent assets	(9,060)	(46,816)
Accounts payable	(29,212)	153,812
Accrued expenses	1,118,561	800,888
Advance payment received from ARENA	-	527,982
Unearned revenues	-	(992,447)
Net cash used in operating activities	(3,118,368)	(3,167,540)
Cash flows from investing activities:
Purchases of marketable securities	-	(11,747,042)
Maturities of marketable securities	75,000	8,996,566
Restricted cash	27,334	(255,000)
Purchases of equipment	(9,223)	(1,041)
Net cash provided by (used in) investing activities	93,111	(3,006,517)
Cash flows from financing activities:
Repayment of debt	(25,000)	(25,000)
Common stock issuance costs	-	641
Acquisition of treasury stock	(355)	(1,309)
Net cash (used in) provided by financing activities	(25,355)	(25,668)
Effect of exchange rate changes on cash and cash equivalents	(47,869)	(31,284)
Net increase in cash and cash equivalents	(3,098,481)	(6,231,009)
Cash and cash equivalents, beginning of period	17,335,734	13,858,659
Cash and cash equivalents, end of period	$14,237,253	$7,627,650